Exhibit 99.1
Alliance One International, Inc. Tel: 919 379 4300 8001 Aerial Center Parkway Fax: 919 379 4346 Post Office Box 2009 www.aointl.com Morrisville, NC 27560-2009 USA
NEWS RELEASE	Contact:	Joel L. Thomas
(919) 379-4300

February 17, 2009

Alliance One International Reports Further Improvement in Third Quarter and Nine Month Financial Results

Morrisville, NC – February 17, 2009 – Alliance One International, Inc. (NYSE: AOI) today announced results for the quarter and nine months ended December 31, 2008.

Third Quarter Results

For the third fiscal quarter ended December 31, 2008, the Company reported net income of $59.5 million, or $0.67 per basic share, compared to net income of $15.7 million, or $0.18 per basic share, for the same quarter of the prior fiscal year.  For the nine months ended December 31, 2008, the Company reported net income of $95.1 million, or $1.08 per basic share, compared to net income of $33.1 million or $0.38 per basic share for the same period of the prior fiscal year.

Robert E. Harrison, Chief Executive Officer, stated “Our results for the quarter and year to date periods further validate the constructive changes we have instituted and clearly demonstrate our commitment to enhanced shareholder value. Focus on our customer base and their unique requirements, ensuring security of supply and stringent quality standards, has helped to further strengthen our global relationships, while industry fundamentals remain strong.

“Our performance for the quarter was the result of the company’s solid strategy execution and ability to adapt to dynamic market conditions. We will build on these gains as we look forward to the remainder of this year. We understand that challenges will evolve as a result of changing supply dynamics and economic conditions, but feel confident that effective planning and execution on our part, combined with support from our customer base, will drive continued Alliance One growth.

Mr. Harrison concluded, “Despite continued capital market disruption, our worldwide financing partners continue to provide required working capital funding, although associated costs have begun to increase as a result of the global banking crisis. We will remain vigilant and continue to monitor the financial markets for opportunities as they unfold and believe that we are taking appropriate steps to meet our current and future liquidity requirements needed to fuel our growth in line with our customers’.”

Alliance One International, Inc.

Performance Summary for the Third Fiscal Quarter Ended December 31, 2008

The following is a brief overview of our financial results for the quarter ended December 31, 2008.  Additional information on our results may be found in our Quarterly Report on Form 10-Q filed on February 17, 2009.

Sales and other operating revenues for the quarter increased to $690.0 million versus the prior year primarily as the result of an increase in average sales prices. These increases were driven by adverse currency conditions and increased green tobacco costs that were passed through, while volumes sold remained in line with expectations. Projected shipments are on track to meet full year anticipated levels. Looking forward to next year, global supply and demand appears to be near equilibrium with the likely exception of increased global burley supplies, due to the significantly larger crop in Malawi that we will begin purchasing in mid-March.

South America Region tobacco sales increased $34.4 million.  The main driver was an increase in average sales prices as a result of improved customer pricing which helped to absorb increased costs. Partially offsetting the impact of the increase in average sales prices per kilo was a decrease in volumes of 3.9 million kilos in 2008.

Other Regions tobacco sales increased $92.3 million primarily as a result of an increase in average sales prices resulting from higher costs and a slight increase in volumes of 1.8 million kilos. Increased average sales prices as well as changes in product mix accounted for the increased revenues in Asia, Africa, Europe and the United States.  Processing and other revenues increased 7.7% or $3.2 million from $41.3 million in 2007 to $44.5 million in 2008, driven mainly by increased processing volumes in Africa.

Gross profit increased from $74.3 million in 2007 to $119.5 million in 2008, as a result of increased sales prices, that help to offset significantly higher costs.

South America Region gross profit increased $14.7 million in part due to increased average sales prices which help to offset higher green tobacco costs and the non-recurrence of charges related to intrastate trade tax credits on procurement of green tobacco in 2007.

Other Regions gross profit increased $30.5 million driven significantly by the Africa and Asia regions.  Gross profit in Africa increased as a result of better sales prices combined with improved cost absorption due to increased third-party processing.  Asian gross profit increased due to accelerated shipments into the third quarter in China and increased sales prices throughout the region.

Selling, administrative and general expenses decreased 6.3% to $35.4 million in 2008.  The decrease is primarily due to reduced compensation and employee benefit costs which was also positively impacted by the appreciation of the U.S. dollar.

Debt retirement expense of $1.6 million in 2007 related to one time costs of retiring $23.0 million of senior notes during the quarter.

Alliance One International, Inc.

Interest expense during the quarter increased $1.9 million from $22.1 million in 2007 to $24.0 million in 2008 primarily due to higher average borrowings substantially offset by lower average interest rates.

Interest income decreased from $2.7 million in 2007 to $0.9 million in 2008 primarily due to lower average cash balances and lower average interest rates.

Effective tax rates were an expense of 1.2% in 2008 and a benefit of 61.0% in 2007. We forecast the tax rate for the year ended March 31, 2009 will be a benefit of 4.2% after absorption of discrete items.

Income from discontinued operations.  Discontinued operations resulted in no income or loss in 2008 compared to income of $1.0 million in 2007, as we exited from the discontinued operations in Italy, Mozambique and wool operations.

Liquidity and Capital Resources

As forecasted, as of December 31, 2008, available credit lines and cash seasonally decreased 4.4% over the fiscal year ended March 31, 2008 to $666.0 million comprised of $74.6 million in cash, $549.8 million of credit lines and $41.6 million for letters of credit.

Additionally, from time to time in the future, we may elect to redeem, repay, make open market purchases, retire or cancel indebtedness prior to stated maturity under our various global bank facilities or outstanding public notes, as they may permit.

2009 Fiscal Year, Third Quarter Financial Results Investor Call

The Company will hold a conference call to report financial results for its third fiscal quarter ended December 31, 2008, on Tuesday, February 17, 2009 at 5:00 P.M. ET. Those seeking to listen to the call may access a live broadcast on the Alliance One website. Please visit www.aointl.com fifteen minutes in advance to register.

For those who are unable to listen to the live event, a replay will be available by telephone from 8:00 P.M. ET Tuesday, February 17th through 8:00 P.M. ET Sunday, February 22nd. To access the replay, dial (888) 203-1112 within the U.S., or (719) 457-0820 outside the U.S., and enter access code 8794443.  Any replay, rebroadcast, transcript or other reproduction of this conference call, other than the replay accessible by calling the number above, has not been authorized by Alliance One and is strictly prohibited.  Investors should be aware that any unauthorized reproduction of this conference call may not be an accurate reflection of its contents.

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Alliance One International, Inc.

Condensed Statement of Consolidated Operations	Three Months		Nine Months
	December 31		December 31
(Unaudited - 000's Except Per Share Data)	2008	2007	2008	2007

Sales and other operating revenues	$689,974	$560,059	$1,746,231	$1,608,379
Cost of goods and services sold	570,485	485,716	1,469,633	1,378,391
Gross Profit	119,489	74,343	276,598	229,988
Selling, administrative and general expenses	35,395	37,798	113,644	113,801
Other income (expense)	(982)	(166)	465	4,001
Restructuring and asset impairment costs	47	6,172	499	15,873

Operating income	83,065	30,207	162,920	104,315

Debt retirement expense	-	1,614	954	4,801
Interest expense	24,033	22,078	74,847	72,126
Interest income	883	2,720	2,525	6,993
Income tax expense (benefit)	697	(5,636)	(3,918)	2,765
Equity in net income of investee companies	398	-	1,497	294
Minority interests expense	113	147	358	153
Income from continuing operations	59,503	14,724	94,701	31,757
Income (loss) from discontinued operations, net of tax	(41)	973	423	1,377
Net Income	$ 59,462	$ 15,697	$ 95,124	$ 33,134

Basic Earnings Per Share:
Income from continuing operations	$ .67	$ .17	$ 1.08	$ .36
Income (loss) from discontinued operations	-	.01	-	.02
Net income	$ .67	$ .18	$ 1.08	$ .38

Diluted Earnings Per Share:
Income from continuing operations	$ .67	$ .17	$ 1.07	$ .35
Income (loss) from discontinued operations	-	.01	-	.01
Net income	$ .67	$ .18	$ 1.07	$ .36

Average number of shares outstanding:
Basic	88,460	88,217	88,324	88,065
Diluted	89,070	89,235	89,101	89,591